Exhibit 99.1

FOR IMMEDIATE RELEASE	SEPTEMBER 1, 2005

MAIR HOLDINGS, MESABA AVIATION, NORTHWEST FINALIZE NEW
MARKETING, CRJ REGIONAL JET AGREEMENTS

Expands Flying Opportunities for Northwest Airlink

MINNEAPOLIS/ST. PAUL – September 1, 2005 – Mesaba Aviation, Inc., a subsidiary company of MAIR Holdings, Inc. (NASDAQ:MAIR), today announced that it has reached a definitive agreement with Northwest Airlines to operate 15 Bombardier CRJ-200 regional jets under the Northwest Airlink banner, with exclusive rights to the next 20 CRJ-200 or CRJ-440 aircraft Northwest may order.  The CRJ agreement is part of a new ten-year omnibus airline services agreement between Northwest and Mesaba.

Mesaba expects the first aircraft to be delivered this week and to commence CRJ revenue service by mid-October 2005.  The company plans to add three additional aircraft on average per month thereafter until all fifteen aircraft are in service by March 2006.  Mesaba intends to sublease the aircraft from Northwest.

“We’re very excited about introducing the CRJ to our fleet and our passengers,” said John Spanjers, Mesaba president and chief operating officer.  “We’ve been working throughout the summer to get ready for this step and are delighted to have finalized our discussions with Northwest on a new airline services agreement that covers all of our operations.”

“Flying these new aircraft represents the type of growth we’re seeking,” said Paul Foley, president and chief executive officer of MAIR Holdings.  “We are looking both to expand our existing businesses and to identify new opportunities where our expertise in cost control and disciplined process improvement can add value and produce a sustainable competitive advantage.”

Mesaba will provide the new CRJ service to Northwest under a ten-year airline services agreement.  As part of the agreement, the two companies also have replaced the current airline services agreements for the other aircraft flown by Mesaba for Northwest.  Mesaba will continue to receive payments under the current terms for the two existing fleets until March 2007, after which payments will reset to the average operating margin of certain publicly held regional carriers.

-more-

Separately, MAIR also agreed to amend Northwest’s existing warrants so that the warrants are now exercisable for an aggregate of 4,112,500 shares of MAIR’s common stock at an exercise price of $8.74 per share.  MAIR also extended the expiration date of the warrants to 10 years from the date of the agreement and amended the vesting schedule so that 60 percent of the warrants will vest upon the delivery of the 15th CRJ aircraft to Mesaba, and an additional 4 percent of the warrants will vest with each subsequent delivery of the next 10 CRJ aircraft.  MAIR has agreed to register the stock Northwest now owns, as well as the stock to be issued to Northwest upon exercise of the warrants.

The CRJ-200 is manufactured by Bombardier Inc. of Canada and is designed to provide superior performance and operating efficiencies for the regional airline industry.  The aircraft is powered by two General Electric CF34-3B1 turbofan engines, cruises at speeds up to 464 knots and can transport a full load of up to 50 passengers up to 1,915 nautical miles.  The aircraft has a maximum take-off weight of 53,000 pounds (24,041 kg).

ABOUT MAIR HOLDINGS

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

ABOUT MESABA AVIATION

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Airlink partner under the new service agreement with Northwest Airlines. Currently, Mesaba Aviation serves 109 cities in 29 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of 98 regional jet and jet-prop aircraft, consisting of the 69-passenger Avro RJ85 and the 30- 34-passenger Saab SF340.  More information about Mesaba Airlines is available on the Internet at: http://www.mesaba.com.

More information about Bombardier is available on the Internet at www.bombardier.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc. Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Certain Risk Factors Relating to the Company and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

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Contact:	Elizabeth Costello
651-367-5264